As filed with the U.S. Securities and Exchange Commission on December 7, 2017

Registration No. 333-215445

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIFTH STREET ASSET MANAGEMENT INC.

(Exact name of registrant as specified in its charter)

Delaware	46-5610118
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830
(203) 681-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leonard M. Tannenbaum
Chairman and Chief Executive Officer
Fifth Street Asset Management Inc.
777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830
(203) 681-3600
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William J. Tuttle, Esq. Matthew J. Carter, Esq. Dechert LLP 1900 K Street, NW Washington, D.C. 20006 Tel (202) 261-3300 Fax (202) 261-3333

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

Fifth Street Asset Management Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3 (File No. 333-215445) (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), preferred stock, par value $0.01 per share, warrants, rights to purchase Common Stock, purchase contracts, depository shares and units (collectively, the “Securities”) as well as the unsold shares of Common Stock of the selling stockholders identified in the Registration Statement.

On October 25, 2017, the Company announced its intent to commence the dissolution and winding up of the Company. Consequently, the offerings pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all Securities and any other securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, State of Connecticut, on December 7, 2017.

FIFTH STREET ASSET MANAGEMENT INC.

By:	/s/ Leonard M. Tannenbaum
Leonard M. Tannenbaum
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Leonard M. Tannenbaum	Chairman, Chief Executive Officer	December 7, 2017
	Leonard M. Tannenbaum	and Director (Principal Executive
Officer)

By:	/s/ Alexander C. Frank	Director (Principal Financial and	December 7, 2017
	Alexander C. Frank	Accounting Officer)

By:	*	Director	December 7, 2017
Michael W. Arthur

By:	/s/ Jodi H. Bond	Director	December 7, 2017
Jodi H. Bond

By:	*	Director	December 7, 2017
Thomas H. Brandt

By:	*	Director	December 7, 2017
Thomas L. Harrison

By:	*	Director	December 7, 2017
James F. Velgot

*By:	/s/ Leonard M. Tannenbaum
Leonard M. Tannenbaum, Attorney-in-fact